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                                                                       EXHIBIT 8
                                                                       ---------



                                              August __, 1995



Providence Journal Company
75 Fountain Street
Providence, Rhode Island  02902

    Re:  Registration Statement No. 33-57479
         -----------------------------------

Gentlemen:

    We are acting as counsel to you with respect to the transactions described in the Registration Statement on Form S-4 (Registration No. 33-57479) (the "Registration Statement") filed with the Securities and Exchange Commission.

    We hereby confirm our opinions set forth under the caption "Certain Federal Income Tax Considerations" in the Registration Statement. Furthermore, it is our opinion that the discussion under the caption "Certain Federal Income Tax Considerations," to the extent such discussion constitutes legal conclusions, is accurate in all material respects. In rendering the opinions set forth in this paragraph, we have relied on certain representations made to us on the date hereof by Providence Journal Company, The Providence Journal Company, King Broadcasting Company and Continental Cablevision, Inc.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Certain Federal Income Tax Considerations" in the Registration Statement and prospectus that forms a part thereof.

                                                Sincerely yours,

                                                EDWARDS & ANGELL



                                                By______________________________
                                                      Alfred S. Lombardi
                                                      A Partner